Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 10, 2018 (except for the fifth paragraph of Note 1, as to which the date is October 1, 2018), with respect to the financial statements of Allogene Therapeutics, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-227333) and related Prospectus of Allogene Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

October 10, 2018